EXHIBIT 5.1

Maynard, Cooper & Gale, P.C.
Attorneys At Law
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203-2618
205.254.1000
205.254.1999 (fax)
June 12, 2014

Books-A-Million, Inc.
402 Industrial Lane
Birmingham, Alabama 35211

Re:	Registration Statement on Form S-8 with respect to 1,500,000 shares of common stock, par value $.01 per share, of Books-A-Million, Inc.

Ladies and Gentlemen:

In connection with the preparation and filing by Books-A-Million, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, which may be issued pursuant to the Company’s 2005 Incentive Award Plan, as amended (the “Incentive Plan”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.  In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Incentive Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission therunder.

                                         Very truly yours,

                                         /s/ Maynard, Cooper & Gale, P.C.